UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 11, 2012

(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

506 S. Crews, Odessa, Missouri 64076

(Address of Principal Executive Offices)

(407) 566-9310

(Registrant's telephone number, including area code)

15122 Tealrise Way, Lithia, FL 33547

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 11, 2012, the Company appointed Juan A. Serrat and Ruben Figueredo as Chief Operating Officer and Chief Technology Officer, respectively, of the Company, and also appointed Chad Altieri to its Board of Directors. Concurrent with the appointment of Mr. Serrat, Mr. John Gildea voluntarily resigned as the Company’s Chief Operating Officer.

Juan A. Serrat.

Mr. Serrat (age 44) has over 20 years in the construction field designing and supervising the construction of numerous mining and milling projects worldwide. From 2000 to 2009, he was the project manager of Titan America, one of the world’s largest cement and aggregate company. During his tenure at Titan, he was responsible for supervising the construction of nine projects valued over $582 million. Mr. Serrat has been President of ECI Unlimited Services, Inc., of Miami, Florida. ECI Unlimited is a family owned business and is involved purchasing and refining precious metals. Mr. Serrat is fluent in Russian, Spanish and English.

Ruben Fiqueredo.

Mr. Figueredo (age 59) has over 30 years a certified and dual degreed engineer (telecommunications and electrical) with over thirty years of hands on project development and management experience. Since 1992, Mr. Figueredo has been President and Chairman of the Board for CompuVid, Inc, of Miami, Florida, where he has been responsible for the design, development, and installation of a multitude of industrial projects specializing in mining and aggregate processes.

Messers. Serrat and Fiqueredo each have reached an oral compensation arrangement with the Company whereby each officer will be paid a salary of $180,000, and a bonus of $60,000 based on thresholds to be determined by the parties. Payment of the salaries will be deferred until the Company receives sufficient funding to support the salary requirements. Each new officer will receive 250,000 in incentive stock options. In addition, each new officer received a stock option grant under the Company’s 2007 Stock Option Plan. The grant enables the new officer to acquire 1,000,000 shares of common stock at a price per share of $0.16, subject to a six month vesting period. The options expire five years from the date of grant unless sooner terminated by resignation or removal. There was no arrangement or understanding between either the two officers and any other person(s) (naming such person) pursuant to which such officers were selected as an officer.

Chad Altieri, Esq.

Mr. Altieri (age 31) a corporate attorney and business affairs executive with a strong background in strategy and tactical planning. Since 2008, Mr. Altieri has been a member of the firm Altieri & Associates, specializing in corporate and energy law, and strategic business consulting. Since 2007, he has been corporate counsel and a member of the Board of Directors for a federally approved United States contractor, Plasma Arc Technologies, which holds designation for the destruction of government classified and declassified digital data devices. Plasma technology is utilized in many energy sector applications including destruction, hydro-carbon conversion, and metallurgic recovery. Mr. Altieri wrote and procured Mojave Desert Air Quality permits for Plasma Arc Technologies’ existing plasma-based advanced thermal processing system for the destruction of government and commercial classified and declassified used electronics.  Mr. Altieri also procured for the company a federal contracting license and the entire submittal to become a GSA destruct services schedule holder, which grants the company a twenty-year contract with the federal government.   Mr. Altieri is licensed in the State of Florida. Mr. Altieri graduated from Saint Thomas University with a Law Degree and a Masters Degree. Mr. Altieri’s wide range of business and tactical experience led the Board of Directors to conclude that Mr. Alieri would be a valued member of the Company’s Board of Directors. In connection with his appointment to the Board of Directors, Mr. Altieri received a stock option grant under the Company’s 2007 Stock Option Plan. The grant enables the new director to acquire 1,000,000 shares of common stock at a price per share of $0.16. The options expire five years from the date of grant unless sooner terminated upon resignation or removal.

Except as stated herein, there have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officers and/or our new director had or will have a direct or indirect material interest. There are no family relationships between any of the new director and officers and any other director or executive officer of the Company. There is no material plan, contract or arrangement (whether or not written) to which the new director is a party or in which each party participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PRECIOUS METALS, INC.

By:	/s/ Jerry Pane
Name: Jerry Pane
Title: Chief Executive Officer
Date: May 14, 2012